Exhibit 99.1

News Release

New Member Named to ON Semiconductor’s

Board of Directors

Gilles Delfassy, former Senior Vice President at Texas Instruments, has joined the Board of Directors of ON Semiconductor

PHOENIX, Ariz. — Aug. 18, 2015 — ON Semiconductor Corporation (Nasdaq: ON), driving energy efficiency innovations, today announced that Gilles Delfassy has joined its Board of Directors. The Board also appointed Mr. Delfassy to its Science and Technology Committee.

“We are pleased to have Gilles Delfassy join our Board of Directors,” said Dan McCranie, chairman of ON Semiconductor’s Board of Directors. “Gilles is highly respected as an expert in the global semiconductor and wireless electronics industries, having spent the majority of his 35-year career at Texas Instruments. He brings strategic insight and an impressive track record of successful new business development, including systems solutions and the integration of companies through acquisition both in the U.S. and abroad. In addition, Gilles has extensive marketing and global manufacturing experience, making him a very valuable addition to the Board.”

At Texas Instruments (TI), Mr. Delfassy served as Senior Vice President & Executive Officer, General Manager leading the company’s worldwide wireless communications business, growing it to the number one position in the global market. Prior to founding and leading TI’s Wireless Terminals Business, Mr. Delfassy served as TI’s European Digital Signal Processing (DSP) Department Manager. In this position, he played a primary role in the definition and significant growth of TI’s worldwide DSP strategy. Previously, Mr. Delfassy was TI’s European Automotive and Microcontrollers Business Unit Manager, during which time he built a profitable business that was ultimately worth several hundred million dollars. He presently serves as a director of Imagination Technologies.

# # #

About ON Semiconductor

ON Semiconductor (Nasdaq: ON) is driving energy efficient innovations, empowering customers to reduce global energy use. The company is a leading supplier of semiconductor-based solutions, offering a comprehensive portfolio of energy efficient power and signal management, logic, standard and custom devices. The company’s products help engineers solve their unique design challenges in automotive, communications, computing, consumer, industrial, medical and military/aerospace applications. ON Semiconductor operates a responsive, reliable, world-class supply chain and quality program, and a network of manufacturing facilities, sales offices and design centers in key markets throughout North America, Europe, and the Asia Pacific regions. For more information, visit http://www.onsemi.com.

# # #

ON Semiconductor and the ON Semiconductor logo are registered trademarks of Semiconductor Components Industries, LLC. All other brand and product names appearing in this document are registered trademarks or trademarks of their respective holders. Although the company references its Web site in this news release, such information on the Web site is not to be incorporated herein.

Contacts

Anne Spitza	Parag Agarwal
Media Relations	Vice President Investor Relations
ON Semiconductor	ON Semiconductor
(602) 244-6398	(602) 244-3437
Anne.spitza@onsemi.com	Parag.Agarwal@onsemi.com